EXHIBIT 10.7


                             CONSULTING AGREEMENT


     This Consulting Agreement is made this 16th day of December 2002, by and between TDI Holding Corporation, a Colorado corporation, (hereinafter referred to as "TDI" or "Company") and Louis F. Coppage, 7255 E. Quincy Avenue, Suite 550, Denver, CO 80237, (hereinafter referred to as "Consultant").

                                  WITNESSETH:

     WHEREAS, pursuant to the September 6, 2002, purchase and sale agreement with Willette Acquisition Corp. d/b/a "Allied Vaughn," a Minnesota corporation, (hereinafter referred to as "Allied Vaughn") TDI is the owner of a contingent receivable due from Allied Vaughn ("the Receivable"), and

     WHEREAS, Coppage is an outside member of the TDI board of directors and has served as a consultant to the Company by assisting TDI in negotiating and completing the purchase and sale agreement with Allied Vaughn, and

     WHEREAS, TDI is desirous of entering into this Agreement with Coppage for the purpose of providing payment for services rendered by Consultant upon the terms and conditions herein set forth.

                                  AGREEMENTS:

For the consideration set forth herein, the parties hereto agree as follows:

I. Services. The parties acknowledge the value of services provided by Consultant in identifying and negotiating the sale of TDI assets to Allied Vaughn as consummated in the September 6, 2002 purchase and sale agreement referenced above.

II. Compensation. For services rendered, the Company agrees to pay Consultant a contingent consulting fee based on the total realized value of the Receivable, payable in the form of cash "when earned as earned" and within five (5) business days of receipt of any payments received by TDI from Allied Vaughn. The consulting fee shall be calculated using the standard Lehman formula which prescribes a fee equal to 5 percent of the first million dollars in purchase price received, 4 percent on the second, 3 percent on the third, 2 percent on the fourth, and 1 percent on the purchase price received in excess of $4 million. By way of example, should the total realized value of the Receivable equal $3.5 million received by TDI, the consulting fee payable to Consultant would equal $130,000. Similarly, should the total realized value of the Receivable equal $1.0 million, the fee would equal $50,000.

III. Term. This agreement shall remain in effect until the Receivable due TDI from Allied Vaughn has been paid in full, and the consulting fee above described has been paid to Consultant in full, or until the sale and purchase agreement dated September 6, 2002 with Allied Vaughn expires, whichever comes first.


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Representations and Warranties of TDI.  The Company represents and warrants the following:

     A. TDI has the power and authority to execute, deliver and carry out this Agreement which has been approved by the Company's board of directors; the making of this Agreement is not in violation of any contractual or regulatory obligation binding upon TDI; this Agreement, so executed, will constitute a valid and binding obligation of TDI.

     B. The Company hereby waives any potential conflict of interest arising from this Agreement and compensation to be paid thereunder, and in consideration of the Consultant's position as an outside member of the Company's board of directors.

     C. The Company agrees to properly disclose the transaction in its regulatory filings, where such disclosure may be required and applicable.

     D. The Company agrees that during the term of this Agreement, and while payment of the consulting fees remains owing and outstanding, Consultant shall continue to retain his position on the TDI board of directors, unless otherwise mutually agreed upon by the parties.

     E. The Company hereby waives demand and presentment for payment, notice of dishonor, protest and notice of protest and diligence in collection and agrees to any extension of time for payment.

IV.  Representations and Warranties of Consultant.   The Consultant
     represents and warrants he has the power and authority to execute, deliver and carry out this Agreement and the making of this Agreement is not in violation of any contractual or regulatory obligation binding upon Consultant.

V. Assignability. The unpaid consulting fees authorized by this Agreement shall be assignable by Consultant to any third party at his option during the term of this Agreement, whereupon all interests, rights and compensation due from the Company shall become payable to the party designated by Consultant.

VI. Expenses. Consultant acknowledges receipt of a $2,000 unallocated expense allowance paid by TDI in 2002, and agrees that no other expenses are due and owing from TDI as a result of services rendered pursuant to this Agreement.

VII. Taxes. Each Party has received its own tax advice and shall be responsible for its own taxes that may arise as a result of this Agreement.

VIII.     Rules of Construction.

     A. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supercedes all negotiations, prior agreements and contemporaneous agreements, discussions and understandings of the parties in connection with the subject matter hereof.

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     B.   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. Venue and Jurisdiction shall be in Denver County, Colorado.

     C. Amendments. No change, modification or termination of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed by all parties hereto, their successors or assigns.

     D. Binding Effect on Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, personal representatives, heirs and assigns.


     E.   Severability.   If any Article, or other provision of this
          Agreement, or the application thereof, is held to be invalid, illegal, or unenforceable in any respect or for any reason, the remainder of this Agreement, and the application of the Article, Section or Provision to a person or circumstance with respect to which it is valid, legal or enforceable, shall not be affected thereby.


     IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement (This is a different label then that shown at the top of the document) as of the day and year first written above.


LOUIS F. COPPAGE                         TANGIBLEDATA, Inc.



BY:/s/ Louis F. Coppage                 BY: /s/ Blair Zykan
    Louis F. Coppage                         Blair Zykan, President and CEO





















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